United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 20, 2018

Date of Report (Date of earliest event reported)

Priority Technology Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37872	47-4257046
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2001 Westside Parkway Suite 155 Alpharetta, GA	30004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 935-5961

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mr. Michael Vollkommer to Chief Financial Officer

On November 27, 2018, Priority Technology Holdings, Inc. (“Priority”) announced the appointment of Michael Vollkommer, 60, as Chief Financial Officer on November 20, 2018, effective as of December 3, 2018.

In connection with Mr. Vollkommer’s appointment as Chief Financial Officer, Priority and Mr. Vollkommer entered into an offer of employment letter (the “Vollkommer Offer Letter”) dated as of November 8, 2018. Pursuant to the Vollkommer Offer Letter, Mr. Vollkommer’s initial annual compensation includes: a base cash salary of $425,000; potential discretionary incentive cash compensation ranging from 25%-50% of Mr. Vollkommer’s base annual cash salary; and participation in Priority’s employee benefit plans for Mr. Vollkommer and his eligible dependents. Subject to the approval of Priority’s Board of Directors or the Compensation Committee of the Board of Directors, Mr. Vollkommer will also be eligible to participate in Priority’s equity incentive compensation plan.

Mr. Vollkommer is a CPA who has over 30 years of financial experience in a variety of industries, serving in executive-level positions within several global corporations. Prior to joining Priority, Mr. Vollkommer most recently served as the Chief Financial Officer of Vesta Corporation, a worldwide provider of comprehensive fraud and payment solutions for online commerce, from October 2013 to October 2015, and before that was the Chief Financial Officer of Mueller Water Products from May 2007 to July 2008. From 2001 to 2006 Vollkommer was Executive Vice President and Chief Financial Officer of Certegy Inc., a public payment services company that was spun off from Equifax

There are no arrangements or understandings between Mr. Vollkommer and any other persons pursuant to which he was elected to serve as Chief Financial Officer and there are no family relationships between Mr. Vollkommer and any director or executive officer of Priority. Mr. Vollkommer has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the terms of the Vollkommer Offer Letter does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Vollkommer Offer Letter, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Appointment of Mr. Bruce Mattox to Chief Accounting Officer

On November 27, 2018, Priority announced the appointment of Bruce Mattox, 62, as Chief Accounting Officer and his removal from his role as Chief Financial Officer on November 20, 2018, effective as of December 3, 2018. Priority and Mr. Mattox expect to enter into an amended and restated employment agreement with respect to his new role as Chief Accounting Officer.

There are no arrangements or understandings between Mr. Mattox and any other persons pursuant to which he was elected to serve as Chief Accounting Officer and there are no family relationships between Mr. Mattox and any director or executive officer of Priority. Mr. Mattox has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Appointment of Mr. Thomas Priore to President and Chief Executive Officer

On November 27, 2018, Priority announced the appointment of Thomas Priore, 49, as President and Chief Executive Officer on November 20, 2018, effective as of December 3, 2018. Thomas Priore will continue to serve as the Chairman of the Board of Directors of Priority. Priority and Thomas Priore expect to enter into an employment agreement.

There are no arrangements or understandings between Thomas Priore and any other persons pursuant to which he was elected to serve as President and Chief Executive Officer. Thomas Priore is the brother of John Priore, Priority’s former Chief Executive Officer and current Vice-Chairman.

Appointment of Mr. John Priore to Vice-Chairman

On November 27, 2018, Priority announced the appointment of John Priore, 55, as Vice-Chairman on November 20, 2018, effective as of December 3, 2018. John Priore has resigned from his role as Chief Executive Officer effective as of December 3, 2018, but will continue to serve as a member of the Board of Directors of Priority. Priority and John Priore expect to enter into an amended and restated employment agreement and director agreement with respect to his new role as Vice-Chairman.

There are no arrangements or understandings between John Priore and any other persons pursuant to which he was elected to serve as Vice-Chairman. John Priore is the brother of Thomas Priore, Priority’s Chief Executive Officer and Chairman of the Board of Directors.

On November 27, 2018, Priority issued a press release announcing Mr. Vollkommer’s appointment as Chief Financial Officer, Mr. Mattox’s appointment as Chief Financial Officer, Thomas Priore’s appointment as Chief Executive Officer and John Priore’s appointment as Vice-Chairman, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits:

Exhibit	Description
10.1	Offer Letter between Michael Vollkommer and Priority Technology Holdings, Inc. dated November 8, 2018
99.1	Press Release dated November 27, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 27, 2018

PRIORITY TECHNOLOGY HOLDINGS, INC.

	By:	/s/ Bruce E. Mattox
Name: Bruce E. Mattox
Title: Chief Financial Officer